Exhibit 99.1

QR Energy Announces First Quarter 2012 Results and Outlook

HOUSTON, TX—(Marketwire – May 10, 2012) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the first three months of 2012 and updated guidance for the year.

Highlights for the First Quarter 2012

•

Agreed to acquire predominantly low decline, long life oil properties in core Ark-La-Tex area for $226 million; announced increase in cash distribution of 3% beginning with second quarter 2012 distribution

•	Average production of 13,564 Boe per day, consistent with fourth quarter 2011 production

•	Adjusted EBITDA was $49.2 million, a 1% increase from fourth quarter 2011 due to increased liquids production and higher realized prices

•	Distributable Cash Flow was $23.9 million, a 9% decrease from fourth quarter 2011 due to higher interest expense and management incentive fee

•	Distribution Coverage Ratio was 1.4x

•	Net loss of $7.2 million was impacted by $21.8 million of non-cash unrealized derivative loss

Additional 2012 Highlights

•	Raised $169.3 million of gross proceeds through public equity offering in April 2012; public float more than doubled from 17.3 million units to 37.4 million units

•	Increased credit facility borrowing base from $630 million to $730 million with improved terms and five-year duration

•	Liquidity increased by approximately 25% since March 31, 2012 including $148 million of current undrawn availability under credit facility

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “We added to our asset base in the first quarter with another accretive acquisition in our Ark-La-Tex core area. QRE continues to utilize its multiple paths to growth. We have acquired more than $800 million of properties over the past eight months, which has led to increasing our cash distribution by 18%. Our strong financial position was solidified by our recent equity offering and our operations team continues to develop the low-risk projects in our portfolio to maintain our production and cash flows.”

Results for the First Quarter 2012

•	Revenue was $65.8 million, a 2% increase from fourth quarter 2011 due to increased liquids production and higher realized prices

•	Realized prices including commodity derivatives were $96.82 per barrel of oil, $6.15 per Mcf of natural gas and $54.88 per barrel of NGLs

•	Oil and natural gas production was 88% hedged

•	Lease operating expenses were $17.5 million, or $14.14 per Boe, consistent with fourth quarter 2011

•	Maintenance capital expenditures were $12.5 million; total capital expenditures were $35.5 million

Cash Distribution

On May 11, 2012, QR Energy will pay a cash distribution attributable to the first quarter of 2012 of $0.475 per unit for all outstanding common and subordinated units. This represents an annualized distribution of $1.90 per common and subordinated unit.

On August 10, 2012, QR Energy will pay a cash distribution attributable to the second quarter of 2012 of $0.4875 per unit for all outstanding common and subordinated units. This is a 3% increase from the previous quarter and represents an annualized distribution of $1.95 per common and subordinated unit.

Guidance

The second quarter and annual 2012 guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the second quarter and full year of 2012:

	2Q 2012	Full Year 2012
Average net daily production (Boed)	14,500 - 14,700	14,300 - 14,500
LOE and workover expenses (per Boe)	$14.00 - $16.00	$14.00 - $16.00
Estimated maintenance capital expenditures ($ millions)	$13	$52
Estimated total capital expenditures ($ millions)	$15 - $20	$70 - $80

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes will be available in the 10-Q for the quarter ended March 31, 2012, which QR Energy will file with the Securities and Exchange Commission (“SEC”) today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 69763838.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 69763838.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Commodity Derivatives

As of March 31, 2012, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil (NYMEX - WTI)					Natural Gas (NYMEX - Henry Hub)
		Average		Floor	Ceiling		Average		Floor	Ceiling
	Swaps	Price	Collars	Price	Price	Swaps	Price	Collars	Price	Price
Term	Bbls/d	($/Bbl)	Bbls/d	($/Bbl)	($/Bbl)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)
4/2012 - 12/2012	5,781	$100.20	—	—	—	30,296	$5.81	2,618	$6.50	$8.60
2013	6,543	$99.75	—	—	—	29,674	$6.07	2,466	$6.50	$8.65
2014	5,661	$97.91	425	$90.00	$106.50	25,907	$6.23	4,966	$5.74	$7.51
2015	4,540	$96.87	1,025	$90.00	$110.00	6,100	$5.52	18,000	$5.00	$7.48
2016	1,870	$94.38	1,500	$80.00	$102.00	—	—	—	—	—
2017	1,580	$92.33	—	—	—	—	—	—	—	—

Selected Operating Data

	Three months ended	Three months ended
	March 31, 2012	December 31, 2011
Production data:
Oil (MBbls)	454	452
Natural gas (MMcf)	3,638	3,858
NGLs (MBbls)	174	155

Total production (MBoe)	1,234	1,250

Production by area (Boed):
Permian Basin	6,950	7,116
Ark-La-Tex	4,592	4,523
Mid-Continent	1,502	1,484
Gulf Coast	520	464

Average daily production (Boed)	13,564	13,587

Prices:
Average NYMEX:
Crude oil (per Bbl)	$103.03	$94.06
Natural gas (per Mcf)	$2.50	$3.48

Average realized including commodity derivatives:
Crude Oil (per Bbl)	$96.82	$95.84
Natural gas (per Mcf)	$6.15	$5.95
NGLs (per Bbl)	$54.88	$55.75

Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$100.88	$93.12
Natural gas (per Mcf)	$3.36	$4.06
NGLs (per Bbl)	$54.88	$55.75

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended	Three months ended
	March 31, 2012	December 31, 2011
	(In thousands)
Revenues:
Oil sales	$45,800	$42,089
Natural gas sales	11,901	15,267
NGLs sales	7,628	6,578
Processing and other	458	442

Total Revenue	$65,787	$64,376

Operating Expenses:
Lease operating expenses	17,459	17,685
Production and other taxes	4,711	4,183
Processing and transportation	850	992

Total production expenses	23,020	22,860
Depreciation, depletion and amortization	19,590	20,059
Accretion of asset retirement obligations	843	669
General and administrative	8,430	9,089

Total operating expenses	51,883	52,677

Operating income	13,904	11,699

Other expense:
Realized gains on commodity derivative instruments	8,071	7,871
Unrealized losses on commodity derivative instruments	(21,769)	(39,755)
Interest expense	(7,472)	(6,366)

Total other expense, net	(21,170)	(38,250)

Income before income tax	(7,266)	(26,551)
Income tax benefit	31	84

Net loss	$(7,235)	$(26,467)

Net loss per common unit	$(0.49)	$(0.98)
Adjusted EBITDA	$49,150	$48,659
Distributable Cash Flow	$23,907	$26,318

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

March 31, 2012
(In thousands)
ASSETS
Current assets:
Total current assets	$93,075

Noncurrent assets:
Total property and equipment, net	911,978
Derivative instruments	60,826
Deferred taxes	321
Deferred financing costs, net of amortization	15,574

Total noncurrent assets	988,699

Total assets	$1,081,774

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$114,194
Noncurrent liabilities:
Long-term debt	511,500
Derivative instruments	24,735
Asset retirement obligations	66,175
Deferred taxes	20

Total noncurrent liabilities	602,430

Partners’ capital:
Total partners’ capital	365,150

Total liabilities and partners’ capital	$1,081,774

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized losses on commodity derivative contracts, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including subordinated units and general partner units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our common and subordinated unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended	Three months ended
	March 31, 2012	December 31, 2011
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$(7,235)	$(26,467)
Plus:
Unrealized loss on commodity derivative contracts	21,769	39,755
Depletion, depreciation and amortization	19,590	20,059
Accretion of asset retirement obligations	843	669
Interest expense	7,472	6,366
Income tax benefit	(31)	(84)
General and administrative expense in excess of administrative services fee	6,742	8,361

Adjusted EBITDA	$49,150	$48,659

Less:
Cash interest expense	(6,088)	(4,845)
Estimated maintenance capital expenditures (1)	(12,500)	(12,500)
Distributions to preferred unitholders	(3,500)	(3,424)
Management incentive fee earned by GP	(3,155)	(1,572)

Distributable Cash Flow (2)	$23,907	$26,318

Distributions to unitholders (other than holders of preferred units) (3)	$17,110	$17,121
Distribution Coverage Ratio	1.4x	1.5x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)	1Q12 distributions exclude $4.2 million related to units issued in April 2012 because the units were issued to fund an acqusition for which QRE had no revenue in 1Q12. The inclusion of the newly issued units would have resulted in a Distribution Coverage Ratio of 1.1x.

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Investor Contacts:

Taylor B. Miele

Investor Relations Specialist

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200